Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
TEAM, INC. REPORTS SECOND QUARTER 2024 RESULTS

SUGAR LAND, TX – August 8, 2024 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today reported its financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Highlights:

•Generated second quarter 2024 revenues of $228.6 million.
•Improved gross margin by 240 basis points to 27.8%.
•Reported second quarter 2024 net loss of $2.8 million, a $13.0 million improvement over the 2023 second quarter.
•Increased consolidated Adjusted EBITDA1 to $21.8 million (9.5% of consolidated revenue), up 25.0% from $17.4 million (7.3% of consolidated revenue) in the 2023 second quarter.
•Adjusted Selling, General and Administrative Expense1 was 19.8% of consolidated revenue and declined by $2.0 million as compared to the 2023 second quarter.
•Reiterated 2024 full year guidance.

1 See the accompanying reconciliation of non-GAAP financial measures at the end of this press release.

“Our second quarter results demonstrated continued progress in our ongoing program to lower costs, expand margins and increase cash flow from operations. We expanded gross margin by 240 basis points, driving a nearly $3 million improvement to $63.6 million, and our Adjusted EBITDA margin expanded 230 basis points to 9.5%, leading to a 25% increase in Adjusted EBITDA over the prior year period,” said Keith D. Tucker, Team’s Chief Executive Officer. “These results reflect meaningful progress in our ongoing efforts to improve operating leverage and lower cash overhead costs. Going forward, we expect to build on these improvements while also accelerating our program to improve our job mix and grow our higher margin service lines.”

“While we remain focused on cost discipline and operational execution, during the second quarter, we launched a series of targeted commercial initiatives designed to drive revenue growth within our core markets and accelerate our expansion into attractive end markets such as aerospace and midstream. These initiatives, including the strategic addition of senior operations leaders dedicated to growing these specific end markets, continue to gain traction and we expect to see measurable progress in the second half of 2024. New business and strong demand at our state-of-the-art aerospace facility in Cincinnati drove a 46% revenue increase in the second quarter over the prior year period, and our recent add on investment in that facility will further grow our aerospace capacity by the end of 2024, driving incremental revenue at attractive margins. Additionally, we’ve made progress with our commercial initiative to improve our job mix by refocusing on higher margin revenue streams with more favorable pricing and we expect this and other ongoing initiatives to drive future top line growth,” commented Tucker.

“Looking ahead to the second half of 2024, we see strong activity levels across both of our segments, particularly in turnaround activity and project related work, year over year top line growth and improved margin performance over the first half of 2024 from our international and Canadian operations. We are keenly focused on continuing our positive margin trajectory through both enhanced top line growth and cost discipline and thus reiterate our full year 2024 Adjusted EBITDA guidance of $58 million to $68 million, which represents a 48% improvement at the midpoint over fiscal year 2023,” concluded Tucker.

Financial Results

Second quarter revenues were down $10.9 million to $228.6 million as compared to $239.5 million in the prior year quarter. The decrease was primarily driven by a decline in Mechanical Services (“MS”) revenue of $7.4 million, reflecting lower project work and repair and maintenance activities, and a $3.5 million decline in Inspection and Heat Treating (“IHT”) revenue due to lower call out and turnaround activity. Revenue in our U.S. IHT business was up $2.6 million compared to the prior year period, while our U.S. MS revenue was down $2.7 million, mainly due to project timing. Despite lower revenues, second quarter consolidated gross margin improved by $2.6 million to $63.6 million, or 27.8% of revenue, up 240 basis points from 25.4% in the prior year quarter, driven by higher margin projects, improved pricing, and lower overall costs due to the Company’s ongoing cost reduction initiatives.

Selling, general and administrative expense for the second quarter was $52.4 million, down $3.9 million or 7.0%, from the second quarter of 2023, reflecting the Company’s continued focus on reducing costs. Adjusted Selling, General, and Administrative Expense, which excludes expenses not representative of TEAM’s ongoing operations such as non-recurring professional, legal financing and severance expenses as well as non-cash expenses such as depreciation and amortization and share-based compensation expense, declined by $2.0 million or 4.2% as compared to the prior year quarter, and represented 19.8% of consolidated revenue for the period.

Net loss in the second quarter of 2024 was $2.8 million (a loss of $0.63 per share) compared to a net loss of $15.8 million (a loss of $3.61 per share) in the 2023 second quarter. The Company’s Adjusted EBIT, a non-GAAP measure, improved by $4.2 million to $11.9 million in the 2024 second quarter versus $7.7 million in the prior year quarter. Consolidated Adjusted EBITDA, a non-GAAP measure, expanded 25% to $21.8 million (9.5% of consolidated revenue) in the second quarter of 2024 versus $17.4 million (7.3% of consolidated revenue) in the prior year quarter, with the improvement largely driven by the factors noted above.

Adjusted net loss, consolidated Adjusted EBIT, Adjusted EBITDA and Adjusted Selling, General and Administrative Expense are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarter ended June 30, 2024 and 2023 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended June 30,		Favorable (Unfavorable)
	2024	2023	$	%
Revenues
IHT	$113,234	$116,740	$(3,506)	(3.0)%
MS	115,384	122,752	(7,368)	(6.0)%
	$228,618	$239,492	$(10,874)	(4.5)%

Operating income (loss)
IHT	$12,459	$6,548	$5,911	90.3%
MS	10,637	12,720	(2,083)	(16.4)%
Corporate and shared support services	(11,937)	(14,672)	2,735	18.6%
	$11,159	$4,596	$6,563	142.8%

Revenues. IHT revenues decreased by $3.5 million or 3.0%, in the second quarter of 2024 as compared to the prior year period, primarily due to a $5.4 million decrease in Canada’s nested and turnaround services revenue, a $0.7 million decrease in other international regions, partially offset by a $2.6 million revenue increase in U.S. operations. MS revenues decreased by $7.4 million or 6.0%, in the 2024 second quarter primarily due to a $2.7 million decrease in revenue from U.S. operations attributable to project timing, a $2.1 million decrease in revenue from Canada project work and a $2.5 million revenue decrease in other international regions due to generally lower activity levels.

Operating income (loss). IHT’s second quarter 2024 operating income expanded by $5.9 million or 90.3% to $12.5 million, mainly due to lower costs in all regions and improved U.S. margins. MS operating income was lower compared to prior year quarter by approximately $2.1 million or 16.4%, mainly due to lower operating income attributable to international regions of $1.9 million and a $0.5 million decrease from Canada operations, partially offset by an increase from U.S operations. Corporate and shared support services costs decreased by $2.7 million or 18.6%, mainly due to lower professional fees in the current quarter and lower overall costs due to the Company’s ongoing cost reduction efforts. Consolidated operating income improved by $6.6 million or 142.8% to $11.2 million, driven by the factors discussed above.

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Six Months Ended June 30,		Favorable (Unfavorable)
	2024	2023	$	%
Revenues
IHT	$212,682	$218,569	$(5,887)	(2.7)%
MS	215,536	223,200	(7,664)	(3.4)%
	$428,218	$441,769	$(13,551)	(3.1)%

Operating income (loss)
IHT	$17,644	$11,271	$6,373	56.5%
MS	14,728	15,913	(1,185)	(7.4)%
Corporate and shared support services	(27,599)	(30,334)	2,735	9.0%
	$4,773	$(3,150)	$7,923	251.5%

Revenues. IHT revenues decreased by $5.9 million or 2.7%, primarily driven by decreased call out and turnaround activities in Canada and other international regions, partially offset by a $1.8 million increase in aerospace related revenue. MS revenues decreased by $7.7 million or 3.4%, mainly due to a $6.5 million decrease in Canada operations due to lower project activity and a $1.4 million decrease in U.S. operations.

Operating income (loss). IHT operating income increased by $6.4 million or 56.5%, driven by lower costs and improved margins. MS operating income decreased by $1.2 million as compared to the prior year period primarily due to lower operating income from Canada and other international operations of $2.1 million and $1.3 million, respectively, mainly due to less project work; partially offset by an increase in operating income from U.S. operations of $2.2 million driven by higher activity and improved margins. Corporate operating loss decreased by $2.7 million due to lower costs resulting from the Company’s ongoing cost reduction efforts.

Balance Sheet and Liquidity

At June 30, 2024, the Company had $40.1 million of total liquidity, consisting of consolidated cash and cash equivalents of $17.9 million, (excluding $4.6 million of restricted cash) and $22.2 million of undrawn availability under its various credit facilities.

The Company’s total debt as of June 30, 2024 was $320.1 million as compared to $311.4 million as of fiscal year end 2023. The increase is mainly due to $6.4 million of paid in kind interest during the period and the incurrence of a new equipment finance facility in March 2024. The Company’s net debt (total debt less cash and cash equivalents), a non-GAAP financial measure, was $297.6 million at June 30, 2024.

2024 Outlook

The Company reaffirms the following operating and cash flow guidance for the 2024 fiscal year:

•Total Company Revenue of $850 million to $900 million
•Gross Margin of between $235 million and $265 million
•Adjusted EBITDA of between $58 million and $68 million
•Capital expenditures of between $9 million to $11 million

Conference Call

As previously announced, the Company will hold a conference call to discuss its second quarter 2024 financial and operating results on Friday, August 9, 2024, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties in the United States may participate toll-free by dialing (877) 270-2148. Interested parties internationally may dial (412) 902-6510. Participants should ask to join “TEAM, Inc. Second Quarter 2024 Conference Call.” The Company will not host questions during the call. This call will also be webcast on TEAM’s website at www.teaminc.com. An audio replay will be available on the Company’s website following the call.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (“GAAP”). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our client’s most critical assets. Through locations in 15 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects and the implementation of cost-saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others: the Company’s ability to generate sufficient cash from operations, access its credit facility, or maintain its compliance with covenants under its credit facility and debt agreement, the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics and related global economic effects and inflationary pressures, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to continue as a going concern, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost-saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.
Contact:
Nelson M. Haight
Executive Vice President, Chief Financial Officer
(281) 388-5521

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Revenues	$228,618	$239,492	$428,218	$441,769
Operating expenses	165,064	178,576	315,933	333,851
Gross margin	63,554	60,916	112,285	107,918
Selling, general, and administrative expenses	52,395	56,320	107,512	111,068
Operating income (loss)	11,159	4,596	4,773	(3,150)
Interest expense, net	(11,909)	(16,691)	(24,007)	(33,432)
Loss on debt extinguishment	—	(1,582)	—	(1,582)
Other (expense) income, net	(541)	13	821	648
Loss before income taxes	(1,291)	(13,664)	(18,413)	(37,516)
Provision for income taxes	(1,472)	(2,089)	(1,545)	(2,948)
Net loss	$(2,763)	$(15,753)	$(19,958)	$(40,464)

Loss per common share:
Basic and Diluted	$(0.63)	$(3.61)	$(4.52)	$(9.30)
Weighted-average number of shares outstanding:
Basic and Diluted	4,416	4,362	4,415	4,353

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	June 30,	December 31,
	2024	2023
	(unaudited)

Cash and cash equivalents	$22,461	$35,427

Other current assets	292,843	286,674

Property, plant, and equipment, net	120,147	127,057

Other non-current assets	114,196	116,586

Total assets	$549,647	$565,744

Current portion of long-term debt and finance lease obligations	$7,087	$5,212

Other current liabilities	166,372	169,726

Long-term debt and finance lease obligations, net of current maturities	313,020	306,214

Other non-current liabilities	39,293	38,996

Shareholders’ equity	23,875	45,596

Total liabilities and shareholders’ equity	$549,647	$565,744

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(19,958)	$(40,464)
Depreciation and amortization expense	18,900	19,085
Loss on debt extinguishment	—	1,582
Amortization of debt issuance costs, debt discounts and deferred financing costs	3,625	16,229
Deferred income taxes	(545)	730
Non-cash compensation cost	1,277	627
Working Capital and Other	(7,765)	(21,406)
Net cash used in operating activities	(4,466)	(23,617)

Cash flows from investing activities:
Capital expenditures	(5,759)	(5,073)
Proceeds from disposal of assets	139	332
Net cash used in investing activities	(5,620)	(4,741)

Cash flows from financing activities:
Borrowings under ABL Facilities, net	591	15,999
Repayment of APSC Term Loan	—	(37,092)
Borrowings (payments) under ME/RE Loans	(1,421)	27,398
Payments under Corre Incremental Term Loans	(713)	—
Payments for debt issuance costs	(2,800)	(5,327)
Other	1,843	(495)
Net cash provided by (used in) financing activities	(2,500)	483

Effect of exchange rate changes	(380)	237
Net change in cash and cash equivalents	$(12,966)	$(27,638)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues
IHT	$113,234	$116,740	$212,682	$218,569
MS	115,384	122,752	215,536	223,200
	$228,618	$239,492	$428,218	$441,769

Operating income (loss)
IHT	$12,459	$6,548	$17,644	$11,271
MS	10,637	12,720	14,728	15,913
Corporate and shared support services	(11,937)	(14,672)	(27,599)	(30,334)
	$11,159	$4,596	$4,773	$(3,150)

Segment Adjusted EBIT[1]
IHT	$12,611	$7,541	$17,931	$12,304
MS	10,785	12,819	15,283	16,288
Corporate and shared support services	(11,455)	(12,699)	(25,071)	(26,652)
	$11,941	$7,661	$8,143	$1,940

Segment Adjusted EBITDA[1]
IHT	$15,589	$10,729	$23,938	$18,546
MS	15,350	17,523	24,497	25,745
Corporate and shared support services	(9,126)	(10,807)	(20,115)	(22,639)
	$21,813	$17,445	$28,320	$21,652
___________________
1    See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information, including adjusted net income (loss); adjusted net income (loss) per share; earnings before interest and taxes (“EBIT”); Adjusted EBIT; adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), free cash flow and net debt to supplement financial information presented on a GAAP basis.
The Company defines adjusted net income (loss) and adjusted net income (loss) per share to exclude the following items: non-routine legal costs and settlements, non-routine professional fees, (gain) loss on debt extinguishment, certain severance charges, non-routine write off of assets and certain other items that we believe are not indicative of core operating activities. Consolidated Adjusted EBIT, as defined by the Company, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, pension credit, and items of other (income) expense. Consolidated Adjusted EBITDA further excludes depreciation, amortization and non-cash share-based compensation costs from consolidated Adjusted EBIT. Segment Adjusted EBIT is equal to segment operating income (loss) excluding costs associated with non-routine legal costs and settlements, non-routine professional fees, certain severance charges, and certain other items as determined by management. Segment Adjusted EBITDA further excludes depreciation, amortization, and non-cash share-based compensation costs from segment Adjusted EBIT. Adjusted Selling, General and Administrative Expense is defined to exclude non-routine legal costs and settlements, non-routine professional fees, certain severance charges, certain other items that we believe are not indicative of core operating activities and non-cash expenses such as depreciation and amortization and non-cash compensation. Free Cash Flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per share, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Segment Adjusted EBIT and segment Adjusted EBITDA are also used as a basis for the Chief Operating Decision Maker (Chief Executive Officer) to evaluate the performance of the Company’s reportable segments. Free cash flow is used by the management and investors to analyze the Company’s ability to service and repay debt and return value directly to its stakeholders.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Adjusted Net Loss:
Net loss	$(2,763)	$(15,753)	$(19,958)	$(40,464)
Professional fees and other[1]	516	2,647	2,597	4,368
Legal costs	41	200	123	200
Severance charges, net[2]	225	217	650	522
Loss on debt extinguishment	—	1,582	—	1,582
Tax impact of adjustments and other net tax items[3]	(26)	(7)	(138)	(85)
Adjusted Net Loss	$(2,007)	$(11,114)	$(16,726)	$(33,877)

Adjusted Net Loss per common share:
Basic and Diluted	$(0.45)	$(2.55)	$(3.79)	$(7.78)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(2,763)	$(15,753)	$(19,958)	$(40,464)
Provision for income taxes	1,472	2,089	1,545	2,948
Loss (gain) on equipment sale	28	7	18	(296)
Interest expense, net	11,909	16,691	24,007	33,432
Professional fees and other[1]	516	2,647	2,597	4,368
Legal costs	41	200	123	200
Severance charges, net[2]	225	217	650	522
Foreign currency loss (gain)	615	143	(624)	(34)
Pension credit[4]	(102)	(162)	(215)	(318)
Loss on debt extinguishment	—	1,582	—	1,582
Consolidated Adjusted EBIT	11,941	7,661	8,143	1,940
Depreciation and amortization
Amount included in operating expenses	3,508	3,694	7,091	7,413
Amount included in SG&A expenses	5,752	5,845	11,809	11,672
Total depreciation and amortization	9,260	9,539	18,900	19,085
Non-cash share-based compensation costs	612	245	1,277	627
Consolidated Adjusted EBITDA	$21,813	$17,445	$28,320	$21,652

Free Cash Flow:
Cash used in operating activities	$(6,352)	$(5,854)	$(4,466)	$(23,617)
Capital expenditures	(2,743)	(2,381)	(5,759)	(5,073)
Free Cash Flow	$(9,095)	$(8,235)	$(10,225)	$(28,690)
____________________________________
1    For the three and six months ended June 30, 2024, includes $0.5 million and $2.4 million, respectively, related to debt financing, and for the six months ended June 30, 2024, includes $0.2 million related to support costs. For the three and six months ended June 30, 2023, includes $1.6 million and $3.2 million, respectively, related to debt financing and $0.7 million and $0.8 million, respectively, related to lease extinguishment charges, and for the three and six months ended June 30, 2023, includes $0.3 million of support costs.
2 Represents customary severance costs associated with staff reductions.
3    Represents the tax effect of the adjustments.
4    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income	$12,459	$6,548	$17,644	$11,271
Severance charges, net[1]	152	165	247	205
Professional fees and other[2]	—	828	40	828
Adjusted EBIT	12,611	7,541	17,931	12,304
Depreciation and amortization	2,978	3,188	6,007	6,242
Adjusted EBITDA	$15,589	$10,729	$23,938	$18,546

MS
Operating income	$10,637	$12,720	$14,728	$15,913
Severance charges, net[1]	49	52	374	308
Professional fees and other[2]	58	47	140	67
Legal costs	41	—	41	—
Adjusted EBIT	10,785	12,819	15,283	16,288
Depreciation and amortization	4,565	4,704	9,214	9,457
Adjusted EBITDA	$15,350	$17,523	$24,497	$25,745

Corporate and shared support services
Net loss	$(25,859)	$(35,021)	$(52,330)	$(67,648)
Provision for income taxes	1,472	2,089	1,545	2,948
Loss (gain) on equipment sale	28	7	18	(296)
Interest expense, net	11,909	16,691	24,007	33,432
Foreign currency loss (gain)	615	143	(624)	(34)
Pension credit[3]	(102)	(162)	(215)	(318)
Professional fees and other[2]	458	1,772	2,417	3,473
Legal costs	—	200	82	200
Severance charges, net[1]	24	—	29	9
Loss on debt extinguishment	—	1,582	—	1,582
Adjusted EBIT	(11,455)	(12,699)	(25,071)	(26,652)
Depreciation and amortization	1,717	1,647	3,679	3,386
Non-cash share-based compensation costs	612	245	1,277	627
Adjusted EBITDA	$(9,126)	$(10,807)	$(20,115)	$(22,639)
___________________
1    Represents customary severance costs associated with staff reductions.
2    For the three and six months ended June 30, 2024, includes $0.5 million and $2.4 million, respectively, related to debt financing, and for the six months ended June 30, 2024, includes $0.2 million related to support costs. For the three and six months ended June 30, 2023, includes $1.6 million and $3.2 million, respectively, related to debt financing and $0.7 million and $0.8 million, respectively, related to lease extinguishment charges, and for the three and six months ended June 30, 2023, includes $0.3 million of support costs.
3    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands except percentage)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Selling, general, and administrative expenses	$52,395	$56,320	$107,512	$111,068
Less:
Depreciation and Amortization in SG&A expenses	5,752	5,845	11,809	11,672
Non-cash share-based compensation costs	612	245	1,277	627
Professional fees and other[1]	516	2,647	2,597	4,368
Legal costs	41	200	123	200
Severance charges included in SG&A expenses	194	126	620	346
Total non-cash/non-recurring items	7,115	9,063	16,426	17,213
Adjusted Selling, General and Administrative Expense	$45,280	$47,257	$91,086	$93,855
As percentage of revenue	19.8%	19.7%	21.3%	21.2%
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1    For the three and six months ended June 30, 2024, includes $0.5 million and $2.4 million, respectively, related to debt financing, and for the six months ended June 30, 2024, includes $0.2 million related to support costs. For the three and six months ended June 30, 2023, includes $1.6 million and $3.2 million, respectively, related to debt financing and $0.7 million and $0.8 million, respectively, related to lease extinguishment charges, and for the three and six months ended June 30, 2023, includes $0.3 million of support costs.